CODE OF ETHICS

PARAMETRIC PORTFOLIO ASSOCIATES LLC

Effective March 2006	Revised September 15, 2015

1.0 Code of Ethics

(a) Introduction

Parametric Portfolio Associates LLC (“Parametric”) is an investment adviser registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. Parametric is a global asset management firm offering a broad range of investment strategies, each engineered to achieve the right blend of risk, cost and return. Our capabilities span U.S. and non-U.S. markets, as well as traditional and specialty asset classes. Parametric manages money for global institutions and individuals. Investment decisions are rules-based, scientific, mathematical, and pragmatic, using algorithmic formulas and computer-optimized decision making. They are based on pre-set rules and guidelines, and are free of forecasts or market predictions. Parametric takes a quantitative investment approach and does not generally include fundamental analysis in its portfolio construction process. Clients and investors may access our strategies through a number of structures, including separate accounts, mutual funds, and other pooled vehicles.

Parametric has adopted this written code of ethics (the “Code”) in accordance with Rule 204A-1, under the Investment Advisers Act, and Rule 17j-1 under the Investment Company Act. All Parametric employees, Officers and Managers (as defined in the firm’s Operating Agreement) are considered to be Access Persons and are subject to this Code. In addition, any supervised person, such as a consultant, contractor or temporary employee, who has access to nonpublic information regarding any clients’ purchase or sale of securities or client portfolio holdings, or is involved in making securities recommendations, is considered an Access Person subject to this Code. From time to time, Parametric may engage consultants, contractors who do not fall within the Code’s definition of Access Person. The Compliance Department will provide written notification to any such supervised person not considered an Access Person and confirm that they are not subject to the Code. Although such person may not be subject to the Code, he/she may be required to comply with certain firm policies and procedures regarding confidentiality, political contributions, the provision and receipt of gifts and entertainment, and other potential conflicts of interest. These responsibilities and obligations will be detailed in the person’s service agreement with Parametric.

The Parametric Code is based on the principle that, as an Access Person, you (i) owe a fiduciary duty to the shareholders of the registered investment companies (the “Funds”) and all other accounts (“Clients”) for which Parametric serves as an adviser or sub-adviser, (ii) must comply with all applicable laws, rules and regulations, and (iii) must act at all times with integrity, competence, diligence, respect and in an ethical manner. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our advisory clients, or which violate Federal law. At all times, you must:

i.	Place the interests of our Advisory Clients first.

As a fiduciary, you must avoid serving your own personal interests ahead of the interests of our Clients. You may not cause a Client to take action, or not to take action, for your personal benefit rather than the benefit of the Client. For example, you would violate this Code if you caused a Client to purchase a Security you owned

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for the purpose of increasing the price of that Security. If you make (or participate in making) recommendations regarding the purchase or sale of Securities to any Client, provide information or advice to such a Client, have access to or obtain information regarding such recommendations, or help execute recommendations, you would also violate this Code if you made a personal investment in a Security that might be an appropriate investment for a Client without first considering the Security as an investment for the Client.

ii.	Conduct all of your personal Securities transactions in full compliance with this Code, Federal law and the Parametric Insider Trading Policy.

You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Personal Securities Transactions. In addition, you must comply with the policies and procedures set forth in the Parametric Insider Trading Policy.

iii.	Avoid taking inappropriate advantage of your position.

The receipt of investment opportunities, gifts or gratuities from persons seeking business with Parametric directly or on behalf of a Client could raise questions about the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties. Doubtful situations should be resolved in the Client’s best interest, and not your own personal interest.

(b) Standards of Professional Conduct

Parametric is committed to setting the highest ethical standards with regard to the professional conduct of its employees. Parametric has adopted the following standards to promote an environment committed to ethical and professional excellence. By adhering to these standards and the Code, Access Persons will enable Parametric to develop and maintain the valued trust and confidence of its clients and prospective clients.

Professionalism

As an Access Person, you must understand and comply with all applicable laws, rules and regulations of any government, regulatory organization, licensing agency or professional organization governing professional conduct. In the event that rules conflict, you should adhere to the more conservative standard. You must not knowingly participate or assist in any violation of such laws, rules or regulations. You are obligated to promptly report to your manager or the Chief Compliance Officer (“CCO”) any suspected illegal or fraudulent activity involving any Access Person or client.

You must use reasonable care and judgment to achieve and maintain independence and objectivity in your professional activities. You must not offer, solicit or accept anything of value that could reasonably be expected to compromise your independence and objectivity.

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You must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions or other professional activities.

You must not engage in any professional conduct involving dishonesty, fraud or deceit or commit any act that reflects adversely on you or Parametric’s reputation, integrity or competence.

You must not misrepresent or exaggerate your title, professional designations, if any, or your responsibilities as an employee of Parametric.

You must maintain and improve your professional competence and strive to improve the competence of other employees to better serve Parametric and its clients.

Duties to Clients

All Access Persons have a duty of loyalty to each client and must act with reasonable care and exercise prudent judgment. You must deal fairly and objectively with all clients when providing investment advisory services or engaging in other professional activities.

You must understand a client’s investment experience, risk and return objectives and financial constraints prior to making investment recommendations or actions on their behalf. You must determine that investments are suitable and in accordance with client investment guidelines and restrictions.

You must make reasonable efforts to ensure that investment performance provided to clients is fair, accurate and complete.

You must keep information about current, former and prospective clients confidential unless the client has permitted the disclosure of such information, the disclosure is required by law or the information concerns illegal activity on the part of the client.

Duties to Parametric

As an employee, you must act for the benefit of Parametric and not deprive it of your skills and abilities, divulge confidential information or otherwise cause it harm.

You must avoid conflicts of interest between you and Parametric. You must obtain written consent approving the receipt of any outside compensation.

You must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations and the Code, and promptly report any potential violation to your manager or the CCO.

Investment Advisory Services

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You must exercise diligence, independence and thoroughness when analyzing investments, making investment recommendations and taking investment actions. Further, you must have a reasonable and adequate basis, supported by appropriate research, for any investment analysis, recommendation or action taken.

You must disclose to clients and prospective clients the investment processes used to analyze investments, select securities, and construct portfolios. You must use reasonable judgment in identifying factors important to your investment analyses, recommendations or actions and disclose them to clients and prospective clients. You must distinguish between fact and opinion when presenting investment analysis and recommendations.

You must develop and maintain appropriate records to support the investment advisory services performed and communications provided to clients and prospective clients.

You must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

(c) Personal Securities Transactions

The following guidelines and restrictions will be enforced unless otherwise individually exempted or pre-approved in writing by Compliance.

Trading in General

You may not engage, and you may not permit any other person or entity to engage, in the purchase or sale of any non-exempt Security (as defined below) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless the transaction is an Exempt or Permitted Transaction (as defined below), and you have fully complied with this policy.

In all cases, transactions in non-exempt Securities must be entered as same-day orders.

Beneficial Ownership

The Code governs any account over which you have discretionary authority and any Security of which you have direct or indirect Beneficial Ownership, including trusts, partnerships, or retirement plans. For purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would under Rule 16a-1(a)(2) of the Exchange Act of 1934 (the “Exchange Act”).

Beneficial Ownership includes any account in which you have or share a direct or indirect Pecuniary Interest. You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. The following are examples of an indirect Pecuniary Interest in Securities:

i.	Securities held by a family member or significant other with whom you share your primary residence. This applies to Securities held by spouses and domestic partners, as well as children, parents, other relatives, or other individuals or entities over which you have control or trading authority.

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ii.	Your interest as a general partner in Securities held by a general or limited partnership.

iii.	Your interest as a manager-member in Securities held by a limited liability company.

You do not have Beneficial Ownership of a corporation, partnership, limited liability company, or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have shared investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

i.	Your ownership of Securities as a trustee in which either you or members of your immediate family have a vested interest in the principal or income of the trust.

ii.	Your ownership of a vested beneficial interest in a trust.

iii.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Use of Broker-Dealers and Brokerage Accounts

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Securities of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer. All accounts must be with a broker on the list of approved brokerage firms, unless you have received prior approval from Compliance.

Securities

The following are Securities:

Any note, stock, treasury stock, bond, debenture, closed-end fund, exchange-traded fund (“ETF”), evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

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The following are not Securities:

Commodities, and futures and options on commodities, traded on a commodities exchange, including currency futures. However, futures and options on any group or index of Securities are Securities.

Exempt Securities

The following Securities are exempt from all provisions of this Code (“Exempt Securities”):

i.	Direct obligations of the Government of the United States.

ii.	Money market instruments, including Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization, including repurchase agreements).

iii.	Shares of registered open-end investment companies i.e., mutual funds. However, Funds advised or sub-advised by Parametric and ETFs are reportable Securities and are subject to all provisions of this Code.

iv.	Shares of money market funds.

v.	Shares of a unit investment trust if the unit investment trust is invested exclusively in mutual funds that are unaffiliated with Parametric and/or Eaton Vance.

Exempt Transactions

The following transactions are exempt from all provisions of this Code (“Exempt Transactions”) unless noted below:

i.	Any transaction of Securities that is non-volitional by the Access Person, including purchases or sales of Securities in which such Access Person has no advance knowledge of the transaction.

ii.	The purchase of Securities effected pursuant to an automatic investment plan, such as a dividend reinvestment plan (DRP, DRIPS) or similar monthly investment program. (The sale of Securities acquired under an automated investment plan is exempt from the 60-day holding requirement but is subject to all other provisions of this Code.)

iii.	Transactions effected by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

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iv.	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

v.	Purchases or sales of Securities issued in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”).

vi.	The acquisition of Securities, such as stock grants and employee stock options, received as compensation from an employer or the purchase of stock through an employer’s stock purchase plan (“ESPP”). (The sale of Securities received from an employer or purchased via an ESPP is exempt from the 60-day holding requirement but is subject to all other provisions of this Code.) This provision does not apply to the Eaton Vance stock, which Access Persons are required to pre-clear.

Permitted Transactions

The following personal securities transactions are permitted under the Code. These permitted transactions do not require pre-clearance approval but are subject to the reporting and holding requirements of this Code.

i.	Purchases or sales of up to $100,000 per day per issuer of fixed-income Securities.

ii.	Purchases or sales of up to $50,000 per day per ETF, closed-end fund or similar instrument.

iii.	Purchases or sales of up to $50,000 per day per issuer for issuers with a market cap value greater than $3 billion (at time of transaction).

iv.	Purchases or sales of up to $10,000 per day per issuer for issuers with a market cap value less than $3 billion (at time of transaction).

v.	Derivatives to the extent that the trading equivalent limitations included above are enforced. For options, transaction value shall be based on the equitable number of underlying shares and the strike price, and market cap value shall be determined by the value of the underlying Security at the time of purchase. All other derivatives transactions, including futures and swaps, must be pre-cleared. Using a derivative instrument to circumvent a restriction in the Code of Ethics is prohibited. For example, selling a deep in-the-money call for the purpose of avoiding the 60 day hold period is prohibited. Cash settled options are exempt from the trading equivalent limitations included above.

vi.	Short sales of equities to the extent that the above trading equivalent limitations are enforced.

vii.	Purchases or sales of Eaton Vance Corp. stock (NYSE: EV) so long as you have obtained written pre-approval from the Treasurer of Eaton Vance Corp., or designee.

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However, the exercise and sale of EV stock options do not require pre-clearance, and are exempt from the trading equivalent limitations above.

In special circumstances, an Access Person may request and receive relief or exemption from a personal trading restriction, requirement or procedure contained in this Code if the action does not negatively affect client trading or violate any regulations. The Access Person must obtain pre-approval from the CCO by submitting a written request describing the special circumstances and the intended transaction. The CCO shall consider to what extent the desired transaction would create a material conflict of interest or harm client portfolios when making its determination to approve or deny the request. The CCO may deny a request for any reason. The Compliance Department shall communicate the approval or denial to the Access Person in writing and record it in a log detailing all such requests.

Prohibited Practices

The following practices are explicitly prohibited by Parametric Access Persons at all times:

i.	Front Running. “Front Running” is the practice of taking a position or effecting the purchase or sale of Securities for personal benefit based on non-public information regarding an impending transaction in the same, or equivalent, Security.

Example: A Portfolio Manager mentions that Parametric is selling all of its holdings of Company X and you know that the large trade will negatively affect the stock, so you put in a personal order to sell your shares of Company X before the Parametric position is sent to the market.

ii.	Initiating or recommending a Client transaction that benefits you more than the Client. Because your responsibility is to put your Client’s interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

iii.	Trading on stock ratings changes communicated to Parametric by Eaton Vance Management. Notwithstanding the Exempt Transactions listed above, if you are a Portfolio Manager who utilizes or has access to Eaton Vance stock ratings, you may not purchase or sell any Security until the seventh (7th) day after any change in the rating of the Security.

iv.	Acquiring Beneficial Ownership of any Securities in an initial public offering (IPO) (as defined in Rule 17j-1). Although generally not permitted, rare exceptions may be submitted to Compliance for consideration and must be pre-approved.

v.	Short-term trading of Securities. An employee may not sell a Security until at least 60 calendar days after the most recent purchase trade date. An employee may not repurchase a Security until at least 60 calendar days after the most recent sale trade date. You may not trade partial positions or use FIFO principles to enter into or trade out of positions of the same Security. This applies to short-term gains and losses, and includes derivative and shorting transactions. Options and futures transactions may

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not be exercised, renewed, or closed out within 60 days of the initiation of the contract. Written Compliance approval for personal emergencies may be granted on an exception basis.

vi.	Transactions in, or the exercise of, derivatives or other Security positions which may independently cause a violation of any allowable personal trading activities.

vii.	Orders that are open for longer than one trading day (i.e., Good-till-cancelled (GTC) and other carry-over orders).

viii.	Owning more than 2% of the outstanding shares of any one company without written pre-approval.

ix.	Transactions in Securities when you know that a same-day proprietary model and/or third-party investment manager model trade will occur.

x.	Membership in an investment club.

Due to the volume and scope of Securities transactions within Client portfolios and the unpredictable nature of optimization-driven trading, the possibility exists that personal transactions will occur in the same or opposite direction of Client transactions. A personal transaction in the same direction as a Client trade, or in the opposite direction after a Client trade, is not necessarily a violation of the Code of Ethics unless you knew that the Client trade would occur.

(d) Caution

Personal trading is a privilege granted by Parametric and not a right of employment. All personal trading is subject to review, especially when done in excess. Please be aware that, if deemed appropriate, you may be prohibited from trading in any position at any time. The restricted list currently applicable to certain Securities may be expanded without advance notice upon Compliance’s directive to include additional employees and/or other Securities. Accordingly, you may transact in Securities in an exempt category or hold positions previously unrestricted and be unable to take profits or losses at an opportune time.

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Pre-clearance Procedures

If a Securities transaction requires pre-clearance, Securities may be purchased or sold only if you have submitted a written request to Compliance for approval to make the purchase or sale. Compliance must provide written pre-approval, and this pre-approved transaction must be executed by the close of the market on the same trading day.

No Access Person should submit a pre-clearance request if the individual knows that such a transaction may be considered a violation of any other Code requirements including, but not limited to, blackout period restrictions, front running, and insider trading.

Private Placements

You must pre-clear all private placement investments through the Compliance Science Personal Trading Control Center (“PTCC”). You may not acquire Beneficial Ownership of any Securities in a private placement (a limited offering as defined in Rule 17j-1), unless you have received prior approval from Compliance. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more advisory clients, and the opportunity to invest has not been offered to you by virtue of your position.

If you have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment when you play a part in any consideration of an investment by an advisory client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by a Portfolio Manager who does not have Beneficial Ownership of any Securities of the issuer.

(e) Reporting

Reporting of Transactions and Brokerage Accounts

You must promptly report all brokerage accounts and Securities transactions. To satisfy these requirements you must cause each registered broker-dealer which maintains an account for Securities of which you have Beneficial Ownership to provide to Compliance information regarding all holdings and transactions (no less than quarterly) for the account. Reporting must include any transactions in Parametric managed registered funds including, but not limited to, Eaton Vance funds.

All Access Persons are required to promptly report to Compliance any new investment accounts in which you will maintain direct or indirect beneficial ownership of Securities. New accounts should be reported no later than 10 days after they are established. New accounts must be with a broker on the list of approved brokerage firms. Compliance monitors Access Persons’ investments accounts by receiving daily electronic data feeds from the broker-dealers. No trading may occur in an Access Person’s investment account until the electronic data feed has been established and a notification email has been sent to the individual by Compliance.

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In accordance with FINRA Rule 3050, all Access Persons who are FINRA registered representatives through Eaton Vance Distributors, Inc. are required to notify Parametric Compliance in writing prior to establishing a new brokerage account in which you have discretionary authority or beneficial ownership, as defined above.

Non-Discretionary Accounts

An investment account that has been established by or on behalf of an Access Person may be relieved of the personal trading restrictions of this Code if the Parametric CCO determines that the Access Person has no direct or indirect influence or control of the securities held in the account (a “Non-Discretionary Account”). The CCO’s approval is contingent upon the provision of a letter whereby the broker, financial adviser, trustee or other control person other than an Access Person of the Non-Discretionary Account (the “Fiduciary”) confirms that the Fiduciary has been granted full discretionary authority for the management of the Non-Discretionary Account and neither the Access Person nor his/her immediate family members will be consulted prior to the purchase or sale of Securities held in the Non-Discretionary Account, with the exception of purchases or sales of EV common stock, for which the Access Person must receive pre-trade approval from EV Treasury; furthermore, the Fiduciary must confirm that they will not accept any direction from the Access Person to buy or sell any Security (EV common stock excluded) nor shall he/she consult with the Fiduciary as to the particular allocation of investments. Transactions in Securities held in an approved Non-Discretionary Account are exempt from the personal trading restrictions of this Code. However, Access Persons must ensure that the Fiduciary provides holdings and transactions information to Compliance via regular electronic data feeds or duplicate account statements which will be reviewed by Compliance to verify that prohibited transactions have not occurred. Access Persons who maintain beneficial ownership of Securities in one or more Non-Discretionary Accounts will be required to certify annually, no later than 30 days after the calendar year-end, that they have no direct or indirect influence or control over the Non-Discretionary Accounts and have not directed the Fiduciary to buy or sell Securities held therein. If an Access Person fails to submit the annual certification as required, their accounts will no longer considered to be Non-Discretionary Accounts and will be subject to all personal trading provisions of this Code.

Initial, Quarterly and Annual Reports

You must disclose your holdings of all non-Exempt Securities of which you have Beneficial Ownership within 10 days of becoming an Access Person of Parametric and annually thereafter or as requested by Compliance. All information must be current within 45 days of your employment date.

In addition to submitting Initial and Annual Holdings Reports, Access Persons shall submit to Compliance on a quarterly basis a Personal Transactions Certification within 30 days after each quarter-end or sooner as determined by Compliance.

Initial, quarterly and annual reports must be submitted to Compliance via the PTCC. Please notify Compliance immediately if any holdings or transactions listed on your reports are inaccurate.

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Outside Business Activities

Certain relationships and activities may create a business-related conflict of interest or may be perceived as a potential conflict. Therefore, Access Persons are required to pre-clear in writing new outside activities through the Compliance Department whether or not they are financial or investment related. The pre-clearance form may be obtained upon request from Compliance. Compliance will consult with senior management regarding the permission of such activity. FINRA-registered representatives must also receive written pre-clearance from EVD for new outside activities by completing and submitting EVD’s Outside Business Activity Form.

Although Parametric realizes that Access Persons may wish to perform volunteer work or serve on boards, even the appearance of a conflict may negatively affect Client relationships or possibly be in violation of the firm’s fiduciary responsibilities.

Compliance will generally approve activities including, but not limited to:

i.	board membership for a non-profit organization

ii.	non-financial related consulting engagements

iii.	serving as executive trustee or power of attorney for non-family members

Serving on the board of a publicly traded company is generally prohibited regardless of whether the company is also a Client. Participation on the board of a private company which has the ability to become or is currently a Client must be carefully reviewed for conflict of interest considerations and appropriate fire wall applications before pre-clearance may be granted.

New Access Persons must declare and have all outside activities approved by Compliance and their department manager within 10 days of their official date of employment.

(f) Fiduciary Duties

Conflicts of Interest

Parametric has a fiduciary obligation to act at all times in the best interests of its Clients. It is the responsibility of Parametric’s senior management in conjunction with Compliance to ensure the protection of Client assets. All policies and procedures are designed to identify real and potential conflicts of interest, and further manage these conflicts of interest. Conflicts of interest may arise when Parametric places its own interests or the interests of its affiliates ahead of its Clients’ interests, or when Parametric places the interests of certain Clients ahead of other Clients’ interests.

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Conflicts of interest may arise for Access Persons as well. To identify and assess potential conflicts of interest, all Access Persons are required to make full and fair disclosure of any matter that could be expected to impair their independence and objectivity or interfere with their respective duties to clients and Parametric. Potential conflicts of interest include, but are not limited to, outside business activities, related persons employed in the securities industry, any sources of outside compensation, board membership, and any material relationships with public companies.

Gifts, Meals & Entertainment

As a Parametric Access Person, you are permitted, subject to the following conditions, to provide and/or accept gifts, meals and entertainment from or to Clients, prospective Clients, service providers, vendors, or any other third party that has a business relationship with the company (“Business Associates”). You are required to pre-clear, if possible, the receipt and/or provision of all material gifts, meals and/or entertainment from or to a Business Associate through the Compliance Science PTCC. Please be aware that certain states and public plans have additional restrictions than those outlined below. Compliance will periodically advise employees of such additional restrictions. For example, we may not accept or provide gifts or any entertainment in the state of New Mexico. Any entertainment or meal regardless of the cost is prohibited. Therefore, it is imperative that employees use extreme care when providing gifts or entertainment to prospective clients or their representatives. The consequences for violating state solicitation laws can be very severe and could prevent Parametric from doing any business with state or public plans.

i.	Gifts

You may not accept gifts from or provide gifts to a Business Associate that exceeds, in aggregate, a total of $100 per year. The acceptance of cash and cash equivalents of any value is prohibited. You are required to promptly report to Compliance the receipt of any gifts that are not promotional items of nominal value (i.e., pens, key chains, coffee mugs, etc.) through PTCC. Upon review, Compliance may determine the receipt of a gift creates the appearance of impropriety and require its immediate return to the provider. You may not provide any non-promotional gifts to a Business Associate without pre-approval from Compliance through PTCC. Gifts to Clients and prospective Clients should be similarly reasonable. If there is a need for a gift in excess of $100, pre-clearance from both management and Compliance is required.

ii.	Meals

You are permitted to provide or accept a meal from a Business Associate provided that both and the Business Associate are present and the provision of meals is not excessive or frequent. Meals received that are estimated to cost less than $100 per person are considered de minimis and do not require reporting to Compliance. If you receive a meal that is estimated to cost more than $100 per person, you are required to obtain pre-approval from Compliance, if possible, and report it to Compliance through PTCC within 5 business days. All meals provided by Access Persons to Business Associates must be reported and accounted for in the Concur Expense Management System. If you intend to provide a meal to a Business Associate that is estimated to cost in excess of $100, you must obtain pre-approval from Compliance through PTCC.

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iii.	Entertainment

You are permitted to accept entertainment, including but not limited to, sporting events, theater tickets, or art exhibits that are not excessive or frequent. The Business Associate providing the entertainment must be present at the event; otherwise, it is considered a gift and is subject to the above gift restrictions. Entertainment must not be lavish or so excessive as to appear to unduly influence the judgment of you or the Business Associate, or otherwise appear improper. For example, you may not attend a high profile or limited-access event such as the Super Bowl, the Masters Golf Tournament, or the Academy Awards at the expense of a Business Associate. Spouses or other family members may not accept meals or entertainment provided by a Business Associate. However, you may pay for an additional individual to attend the event if desired. Any entertainment that is illegal, or may encourage inappropriate conduct, compromise the attendees, or reflect poorly on Parametric is strictly prohibited. You must obtain pre-approval from Compliance through PTCC prior to accepting entertainment from a Business Associate, if possible. If not possible, you must report the event in PTCC within 5 business days.

You are permitted to provide entertainment to a Business Associate provided that both you and the Business Associate are present; otherwise, it is considered a gift and is subject to the above gift restrictions. All entertainment provided by Access Persons to Business Associates must be reported and accounted for in the Concur Expense Management System. If the entertainment to be provided is estimated to cost more than $100 per person, you are required to obtain pre-approval from Compliance through PTCC prior to the event. If the Business Associate is affiliated with a government entity or union, you are required to obtain pre-approval from Compliance through PTCC prior to the event regardless of the cost of the event.

iv.	Business Conferences

You must obtain written approval from your supervisor and Compliance prior to accepting entrance to or registration for a conference event provided at the expense of a Business Associate. When obtaining pre-clearance from Compliance, a copy of your supervisor’s written approval and a list of all included expenses must be provided.

v.	Government Employees and Officials

Certain state or other governmental agencies may have regulations which restrict or prohibit government employees or officials from receiving gifts or entertainment of any value. Accordingly, you must ensure the acceptability of any gift, meal, entertainment or travel to any local, state or federal government employee or official prior to the gifting or entertainment event. You must promptly report to Compliance any gift, meal, entertainment or travel received from any local, state or federal government employee or official, or any union related accounts.

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You are strongly encouraged to contact Compliance if you have any questions concerning the receipt or provision of any gifts, meals and/or entertainment from or to a Business Associate or a government employee or official.

ERISA Clients

The Employee Retirement Income Security Act of 1974 (ERISA) is a federal law that governs private employee health and pension plans. Parametric manages many ERISA plans and certain client agreements hold Parametric liable for applicable fiduciary actions for managing accounts that claim ERISA rules application. Fiduciary obligations arise under Section 406(b) which addresses the receipt of items and services “of value”. Thus, many plan agreements prohibit the acceptance of any gifts. In addition, certain gifts may trigger plan filings with the IRS. The DOL may also be alerted to gifts plan fiduciaries through mandatory reporting that plan sponsors must make to the regulators.

In order to avoid any appearance of “pay-to-play”, “reasonableness”, and difficulties which may arise on the part of the ERISA plan recipient, Parametric has adopted the industry standard of restricting the giving of gifts of any value to ERISA plan clients.

Any exceptions to this policy must be pre-cleared by Compliance. Compliance will only consider approving an exception if there is written assurance that the client’s policies do not prohibit the action and it does not place Parametric in a potential position of having to defend the policy of sending some ERISA clients gifts of various values. In addition, Compliance would be required to closely monitor expense reports to ensure that the procedures are adhered to.

Gifting under the FCPA and similar UK Bribery Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) continues to be one of the highest enforcement priorities of the SEC and DOJ. The primary purpose of this act is to reduce corruption in developing countries and encourage foreign governments to sanction firms against bribery relative to foreign officials. It is a criminal act to attempt or in any manner bribe a foreign public official.

In order to avoid even the perception of violating FCPA rules and standards, Parametric has adopted the policy of prohibiting the giving of gifts of any value to a foreign government official or any other business or corporate officer.

Political Contributions

Pursuant to Rule 206(4)-5 of the Investment Advisers Act of 1940 and amended rules 204-2 and 206(4)-3, all Access Persons are subject to political contribution restrictions. That is, all political contributions must be pre-cleared by Eaton Vance Legal. Please refer to “Rule 206(4)-5 (“Pay-to-Play” and Political Contributions)” for more details.

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(g) Compliance

Certificate of Receipt

You are required to acknowledge receipt of your copy of the Code. You may receive the same or a similar acknowledgement certification for this purpose whenever the Code is amended. These certifications are to be completed via Compliance Science’s PTCC.

Annual Certificate of Compliance

You are required to certify upon commencement of your employment or the effective date of this Code—whichever occurs later—and annually thereafter, that you have read and understand this Code and you recognize that you are subject to this Code. Each annual certification will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings required hereunder and all transactions during the prior year in Securities of which you had or acquired Beneficial Ownership. These certifications are to be completed via Compliance Science’s PTCC.

Extended Leave

In addition to the Human Resources Department, you must notify the Compliance Department (if possible) if you require an extended leave of absence from the firm. Examples of an extended leave of absence include maternity, paternity, medical or military leave. Access Persons will remain responsible for complying with all Code requirements during an extended leave of absence. All Access Persons are still held to the Code, including personal trading requirements, while on extended leave.

Remedial Actions

Parametric’s CCO, or designee, will monitor for compliance with this Code. Any Access Person who is found to have violated any provision of this Code, including submission of incomplete, false or untimely reports, may be sanctioned. Parametric does not take violations of the Code of Ethics lightly. All violations of this Code will be treated with the highest level of scrutiny, weighing the regulatory and reputational risks as principal factors. All violations are subject to remedial actions. First time violations are not exempt from disciplinary action. Remedial actions will include a letter to your employee personnel file and other sanctions as determined by Compliance. If you violate requirements by executing a personal trade, you may be required to promptly reverse the trade in the same account the violation occurred. If you buy the stock back at a higher price or sell the stock at a lower price, you will be responsible for all losses excluding commissions. If you buy back the stock at a lower price or sell the stock at a higher price, all profits, excluding commissions, must be donated to a mutually acceptable charity. In addition to these penalties, one or a combination of the following may occur if you violate this Code:

i.	You may be restricted from all personal trading for a period of 3-24 months.

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ii.	Your future bonuses and salary may be affected.

iii.	You may be subject to a substantial fine.

iv.	You may be demoted, suspended, or immediately terminated.

Once Compliance has determined the appropriate sanctions, the Access Person with the violation must promptly comply, thereby taking action within one business day. All Code of Ethics documentation, reports, brokerage statements and other materials required under this Code will be retained for a minimum of six years following the end of the Access Person’s termination year.

(h) Reports To Management And Trustees

Reports of Significant Remedial Action

Parametric’s CCO, or designee, will, on a timely basis, inform the management of Parametric and trustees of each Registered Investment Company advisory client of each material remedial action that was taken in response to a violation of this Code.

Annual Reports

Parametric’s CCO, or designee, will report annually to the Executive Committee of Parametric and to the trustees of Registered Investment Company advisory clients with regard to efforts to ensure compliance by Access Persons of Parametric with their fiduciary obligations to our advisory clients.

The annual report will, at a minimum:

i.	Describe any issues arising under the Code of Ethics or procedures since the last report to the trustees, as the case may be, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and

ii.	Certify that Parametric has adopted procedures reasonably necessary to prevent all Access Persons from violating the Code.

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